Exhibit 99.1

Modiv Industrial Announces First Quarter 2025 Results
Provides Update on Tariff Impacts

Denver, CO, May 7, 2025 – Modiv Industrial, Inc. (“Modiv Industrial,” “Modiv” or the “Company”) (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the first quarter ended March 31, 2025.
Highlights:
•First quarter 2025 revenue of $11.8 million and net income attributable to common stockholders of $2,000.
•First quarter AFFO of $3.9 million, or $0.33 per diluted share, increased $0.6 million, or 18% year-over year, beating consensus estimates.
•Repurchased 275,000 shares of preferred stock YTD, representing 13.8% of total issued, at an average price of $23.74.
•Executed a 10 year lease renewal with 3% annual escalations on our FujiFilm Diamtix property located in Santa Clara, California.
•Based on MDV’s recent share price, investors are earning a 8.0% dividend with 118% AFFO coverage on equity that is trading at 40% discount to net asset value.
The following is a statement from Aaron Halfacre, CEO of Modiv Industrial.
“It’s been 60 days exactly since our last update - not a lot of time to shuffle a balance sheet - so part of this earnings release is a confirmatory progress check on our performance. All the while, this same sixty-day period has been tumultuous in the public markets as it pertains to tariffs and we felt it worthwhile to dive into that topic a bit. My nose is to the grindstone, fiercely, and I am not gonna waste any of our collective time on niceties so let me punch this out so you can get back to your own grindstone. Here goes…
First quarter results – Financial performance came in as we planned and ahead of consensus. The same disciplined and patient execution that we like to deliver. We closed on the Jacksonville FL MSA property as we said we would. We didn’t acquire anything else given the market backdrop (seems foolish to try to catch a falling knife without having x-ray vision to see through the current cloud of price volatility). That said, our pipeline of potential opportunities has noticeably picked up and we are getting some interesting looks. Suffice it to say, if there is a deal that will make us money, then you will hear about it.
We negotiated and signed a 10-year lease renewal with FujiFilm at our property located in Santa Clara, CA (spittin’ distance from Nividia’s HQ) with a pleasant 6.75% increase in future rent when compared to current rent. We acquired an additional 125,000 shares of our series A preferred at favorable pricing. All these activities represent positive AFFO growth – grindstone stuff.
Tariffs – Being the only public REIT dedicated to U.S. industrial manufacturing, we believe deeply in our investment thesis. For those new to us, I encourage you to read our March 4, 2024 earnings release to better understand the depth of our conviction. All the recent news on tariffs, and their intended and unintended effects on manufacturing, have produced an amazing amount of overnight armchair experts and pontificators. Below I share a bit of our opinion on the topic and, more importantly, share actual on-the-ground feedback from our manufacturing tenants.
Given that we are long U.S. manufacturing, it comes as no surprise that we are highly supportive of all efforts to strengthen our nation’s manufacturing capacity as it has been a forsaken economic sector for far too long. We view manufacturing assets as an infrastructure play important to our nation’s well-being just the same as seaports, railways, power plants and a host of other critical hard assets. Before setting aside the politics of global trade, it is worthy to point out that both the current and prior administration were desirous to bring manufacturing back to the United States, and there are few, if any, disputing the fact that domestic critical manufacturing capabilities help to strengthen a nation. However, where divergence of opinion does come into play is how best to bring about a so-called manufacturing renaissance. Good, bad or ugly, the current administration has decided to address the issue headfirst via the implementation of tariffs. Candidly, I don’t know that it matters what anyone’s personal opinion is on that last point; however, what does matter, both near term and long term, is the economic result.
Long term we believe that all the attention on U.S. manufacturing capabilities is a positive for the sector. We are supportive of an American manufacturing renaissance and hope it comes to fruition but are also very pragmatic about the limitations. It goes to reason that we will continue to see headlines about the reshoring of semiconductors, pharmaceuticals, shipbuilding and other similar strategically defensive sectors. As a nation, we are noticeably vulnerable to the lack of domestic production capacity in those sectors. The headlines for those will be filled with very large dollar amounts and grand proclamations. That said, we believe realistically that a renaissance of manufacturing comparable to post WW II vintage America is quite challenging unless the entire nation becomes unified in that pursuit. Why? Simply put, inertia. So much of the U.S. manufacturing capacity has been eliminated over the last 35 years that to replace it would require extraordinary capital investment, a timeline requiring multiple presidential terms and, most importantly, a rebuilding of a skilled (and willing) workforce to be employed in the factories.
Being pragmatic about the limitations of a golden manufacturing renaissance shouldn’t be construed as us being a Negative Nancy. We want to see it happen, but we realize that we need the majority of the nation to want it too – right now that is hard to see. However, what we do clearly see is that the tide has shifted from neglecting manufacturing to focusing on it. This focus, even absent a golden renaissance, will bring about a demand for production capacity in the United States and the suppliers to meet that demand are the existing, and finite, manufacturing facilities that are already built, already staffed and fully operational today. We strongly believe that the sector will see increased utilization rates as companies begin to source more from the U.S., even if tariffs were to go away, just to reduce supply chain uncertainty. Existing manufacturing assets can readily add additional shifts to their production schedules and have, in many instances, the ability to build additional production lines to existing facilities as needed. Some of our tenants are seeing this happen now and the Wall Street Journal has reported similar anecdotes (https://www.wsj.com/economy/trade/trumps-tariffs-are-lifting-some-u-s-manufacturers-06b4c6e1?st=pS54hf&reflink=article_imessage_share).
Over the past two weeks we have held 1:1 calls with the management teams of our tenants – nearly 20 hours of conference calls. We set up these calls to mutually share current and expected tariff impacts, as well as actions taken and ready to be taken depending on future tariff news. For practical purposes, we did not speak to our tenants that are large public companies (e.g. Northrop, L3 Harris, Fuji, etc.) or those that are being sold (i.e. Costco). The tenants that we did speak to are middle market manufacturers for a wide range of industries to include automotive, aerospace, defense, medical, construction, agriculture and many others.
The histrionics and dystopic proclamations that we have all publicly witnessed since Liberation Day appear to be noise at this point in time as our tenants simply haven’t incurred any material impact since the tariff announcements. That’s not to say that they aren’t prepared for a material negative impact, but the current reality is the implemented tariffs haven’t caused the economic pain the armchair experts expected. Here are the key takeaways as to why that is the case (with more detail available on our earnings conference call)…
•Non-consumer discretionary products: We consciously chose to invest in the manufacturing segment that supplies critical infrastructure related industries and try to avoid retail consumer products (absent a compelling real estate or financial opportunity). Our manufacturers are building subcomponents that are essential to the completion of larger products that serve the industry groups previously mentioned. These products typically are highly specialized and produced to very tight tolerances – attributes that don’t lend themselves to cheap, mass-produced commoditization. Many of our manufacturers supply under the demands of ITAR and DOT requirements which require manufacturers to adhere to “Buy America” provisions when sourcing their raw materials.
•Survivorship bias: Most of our tenants have been in operation for many decades and have found success despite the three decade decline of U.S. manufacturing as it moved offshore. These companies have been successfully competing with cheaper sourced products for many years and have developed advantages that create inherent demand for their manufacturing capacity.
•COVID-19 and prior tariff preparedness: Universally, it appears that the massive supply chain disruptions experienced from COVID-19 provided a good playbook this time around for our tenants. It was only five years ago that everyone saw their supply chains massively disrupted, and the lessons learned/actions taken then have better prepared everyone this time around. Our tenants that rely on steel and aluminum as raw goods noted that the 2018 tariffs were more disruptive as they were unexpected. Razor thin just-in-time inventory models shifted before these recent tariff announcements in favor of an inventory model that afforded a production cushion to both the manufacturer and their client.
•No surprise: Not a single one of our tenants was surprised by the news of tariffs. Most expected that the current administration was going to implement some sort of tariff, particularly on China, as that was telegraphed in the run up to the election. In fact, one of our clients started a plan, in November, to relocate the production of a relatively small metal component supplied from China to a vertically integrated source in Malaysia. Several tenants told us they have back up suppliers (identified since COVID) in several countries that should have much lower tariffs (if any at all). Further, and this is an interesting data point, they stated that a fair number of their clients were also expecting the tariffs and were receptive to necessary tariff surcharges to ensure a smooth supply chain.
•Immateriality: Several of our tenants noted that they do source some of their production inputs from China and, in some cases, there was no other viable source for such goods. However, these very specific items did not represent a material percentage of their raw input costs and an even smaller percentage of the price they sold to their clients. Further, they noted that given that they were typically manufacturing subcomponents that their clients were then incorporating into much larger finished goods, that their own product prices weren’t necessarily material to their clients. One tenant noted that they would continue buying this product from China even with 145% tariff because there was nowhere else to get it (currently) and the cost of the raw good, even after tariffs, was less than $3 and went into completed products they sold to their clients for 20x or more. Two tenants did note immaterial sales/client exposure to Canada but in no case was it more than 5% of total sales.
As I mentioned, I will add more color on our conference call, but I must admit I was pleased by what I heard in the many conversations held. That said, I believe a caveat is warranted here. Just because our clients have not experienced any material negative impact from the tariffs (many are seeing upswings in their order books), that does not mean that tariffs aren’t inflationary to global economies. Further, the risk of recession from a global trade war, should things go awry, is not to be taken lightly as is the case with all high-stakes affairs. We remain keenly focused to see how everything shakes out, particularly as it relates to changes to the USMCA as Canada and Mexico are very much integral to the broader North American manufacturing landscape. None of us know what the ultimate outcome will be but based on our very granular read, to include quarterly tenant financials, we do not see the logic in the current panic selling* and believe a compelling buy opportunity exists in our name. As has been the case for the past several years, the only certainty that we here at Modiv can rely upon is that things will likely remain uncertain for the foreseeable future.
Ok, that’s enough word soup for today, back to the grindstone.
Grit, grind, get it done!” Aaron Halfacre, CEO of Modiv Industrial.
*For those investors who heavily sold recently, we are sad to see you go but wish you the best. For the savvy investors who stepped in to buy those shares, welcome to the tribe! Zulu Foxtrot. :)

Conference Call and Webcast
A conference call and audio webcast with analysts and investors will be held on Wednesday, May 7, 2025, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, to discuss the first quarter ended March 31, 2025 operating results and answer questions.

Live conference call: 1-877-407-0789 at 11:00 a.m. Eastern Time, Wednesday, May 7, 2025

Webcast: To listen to the webcast, either live or archived, please use this link:
https://viavid.webcasts.com/starthere.jsp?ei=1718826&tp_key=0f462a9f79 or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

There is no guarantee that the Company’s Board will authorize, or that the Company will declare, additional dividends in the future, and the amount of future dividends, if any, and the authorization and payment thereof, will be determined by the Board based on the Company’s financial condition and such other factors as the Board deems relevant. Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to annualized dividend rates, future distributions and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated May 7, 2025 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Inquiries:
management@modiv.com

MODIV INDUSTRIAL, INC.
Condensed Consolidated Statements of Operations
(in thousands, except shares and per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Rental	$11,727	$11,901
Management fee	66	66
Total revenue	11,793	11,967
Expenses:
General and administrative	1,993	1,999
Stock compensation	484	1,379
Depreciation and amortization	3,818	4,134
Property	846	984
Impairment of real estate investment property	—	—
Total expenses	7,141	8,496
Gain on sale of real estate investments, net	84	3,188
Operating income	4,736	6,659
Other income (expense):
Interest income	62	124
Dividend income	—	108
Income from unconsolidated investment in a real estate property	79	74
Interest expense, net of unrealized gain on interest rate swaps and derivative settlements	(4,048)	(2,307)
Loss on equity investments	—	(21)
Other expense, net	(3,907)	(2,022)
Net income	829	4,637
Less: net (income) loss attributable to noncontrolling interests in Operating Partnership	—	(913)
Net income attributable to Modiv Industrial, Inc.	829	3,724
Preferred stock dividends	(827)	(922)
Net income attributable to common stockholders	$2	$2,802
Earnings (loss) per share attributable to common stockholders:
Basic	$(0.01)	$0.33
Earnings (loss) per share attributable to common stockholders and Class C OP Units:
Diluted	$(0.01)	$0.33
Weighted-average number of common shares outstanding:
Basic	9,972,967	8,568,353
Weighted-average number of common shares and Class C OP Units outstanding:
Diluted	11,317,765	11,359,258
Distributions declared per common share	$0.2925	$0.2875

While net income attributable to common stockholders is $2,000 for the three months ended March 31, 2025, Earnings (loss) per share is $(0.01) for the period because distributions paid to Class X OP Units are deducted in calculating Earnings (loss) per share.

MODIV INDUSTRIAL, INC.
Condensed Consolidated Balance Sheets
(in thousands, except shares and per share data)
(unaudited)

	March 31, 2025	December 31, 2024
Assets
Real estate investments:
Land	$98,738	$98,009
Buildings and improvements	388,884	386,102
Equipment	4,429	4,429
Tenant origination and absorption costs	13,638	13,194
Total investments in real estate property	505,689	501,734
Accumulated depreciation and amortization	(63,139)	(59,524)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	442,550	442,210
Unconsolidated investment in a real estate property	9,158	9,324
Total real estate investments, net, excluding real estate investments held for sale, net	451,708	451,534
Real estate investments held for sale, net	22,372	22,372
Total real estate investments, net	474,080	473,906
Cash and cash equivalents	6,165	11,530
Tenant deferred rent and other receivables	19,567	18,460
Above-market lease intangibles, net	1,221	1,240
Prepaid expenses and other assets	2,826	2,693
Interest rate swap derivatives	2,943	—
Total assets	$506,802	$507,829

Liabilities and Equity
Mortgage notes payable, net	$30,647	$30,777
Credit facility term loan, net	249,102	248,999
Accounts payable, accrued and other liabilities	3,803	4,035
Distributions payable	2,052	1,994
Below-market lease intangibles, net	7,761	7,948
Other liabilities related to real estate investments held for sale	61	26
Total liabilities	293,426	293,779

Commitments and contingencies (Note 10)

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value; $25.00 per share liquidation preference; 2,000,000 shares authorized; 1,795,000 outstanding as of March 31, 2025 and 2,000,000 outstanding as of December 31, 2024	2	2
Class C common stock, $0.001 par value, 300,000,000 shares authorized; 10,540,351 shares issued and 10,073,032 shares outstanding as of March 31, 2025, and 10,404,211 shares issued and 9,936,892 outstanding as of December 31, 2024	11	10
Additional paid-in-capital	333,721	349,479
Treasury stock, at cost, 467,319 shares held as of each March 31, 2025 and December 31, 2024	(7,112)	(7,112)
Cumulative distributions and net losses	(156,967)	(154,074)
Accumulated other comprehensive income	1,452	1,841
Total Modiv Industrial, Inc. equity	171,107	190,146
Noncontrolling interests in the Operating Partnership	42,269	23,904
Total equity	213,376	214,050
Total liabilities and equity	$506,802	$507,829

MODIV INDUSTRIAL, INC.
Reconciliation of Non-GAAP Measures - FFO and AFFO
(in thousands, except shares and per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net income (in accordance with GAAP)	$829	$4,637
Preferred stock dividends	(827)	(922)
Net income attributable to common stockholders and OP Unit holders	2	3,715
FFO adjustments:
Depreciation and amortization of real estate properties	3,818	4,134
Amortization of deferred lease incentives	—	(4)
Depreciation and amortization for unconsolidated investment in a real estate property	189	189
Gain on sale of real estate investments, net	(84)	(3,188)
FFO attributable to common stockholders and OP Unit holders	3,925	4,846
AFFO adjustments:
Stock compensation expense	484	1,379
Amortization of deferred financing costs	157	221
Amortization of deferred rents	(1,303)	(1,672)
Amortization of unrealized holding gain, net of unrealized loss on non-designated or ineffective interest rate derivative instruments	(250)	(1,289)
Amortization of off-market interest rate derivatives and reduction for accrued interest	1,075	—
Amortization of (below) above market lease intangibles, net	(212)	(212)
Loss on equity investments	—	21
Other adjustments for unconsolidated investment in a real estate property	36	24
AFFO attributable to common stockholders and OP Unit holders	$3,912	$3,318

Weighted Average Shares/Units Outstanding:
Fully diluted (1)	11,842,425	11,359,258

FFO Per Share/Unit:
Fully diluted	$0.33	$0.43

AFFO Per Share/Unit:
Fully diluted	$0.33	$0.29

(1) Fully diluted shares/units outstanding for the three months ended March 31, 2025 includes the weighted average dilutive effect of 1,344,798 Class C OP Units and 524,660 Class X OP Units (which are excluded from the weighted average shares/units outstanding in calculating earnings (loss) per share in the unaudited condensed consolidated statement of operations since they are antidilutive). Fully diluted shares/units outstanding for the three months ended March 31, 2024, includes the weighted average dilutive effect of 2,790,905 Class C OP Units. As of March 31, 2025, the Operating Partnership had awarded a total of 895,043 Class X OP Units to employees.

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated investments, preferred dividends and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as stock-based compensation, amortization of deferred rent, amortization of below/above market lease intangibles, amortization of deferred financing costs, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, amortization of off-market interest rate derivatives and reduction for accrued interest, and write-offs of due diligence expenses for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance in the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income or loss from operations, net income or loss and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income or loss from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INDUSTRIAL, INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2025		2024
Net income (in accordance with GAAP)	$829		$4,637
Depreciation and amortization of real estate properties	3,818		4,134
Depreciation and amortization for unconsolidated investment in a real estate property	189		189
Interest expense, net of unrealized gain on interest rate swaps and derivative settlements	4,048		2,307
Interest expense for unconsolidated investment in real estate property	94		93
Stock compensation expense	484		1,379
Gain on sale of real estate investments, net	(84)		(3,188)
Loss on equity investments	—		21
Adjusted EBITDA	$9,378		$9,572

Annualized Adjusted EBITDA	$37,512		$38,288

Net debt:
Consolidated debt	$280,781		$281,153
Debt of unconsolidated investment in real estate property (1)	8,912		9,197
Consolidated cash and cash equivalents	(6,165)		(18,405)
Cash of unconsolidated investment in real estate property (1)	(326)		(350)
Net debt	$283,202		$271,595

Net debt / Adjusted EBITDA	7.5	x	7.1	x

(1) Reflects the Company's 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash.

We define Net Debt as gross debt less cash and cash equivalents. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense, non-cash items such as stock compensation and write-offs of transaction costs and other one-time transactions. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.